EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Names Former Homeland Security Advisor General (Ret.) John A. Gordon to Board of Directors

BILLERICA, Mass. – Nov. 11, 2008 – American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leading worldwide supplier of innovative X-ray inspection solutions, announced today the appointment of General John A. Gordon (USAF, Ret.), former U.S. Homeland Security Advisor, Undersecretary of Energy, Deputy Director of Central Intelligence, and nuclear physicist, to its Board of Directors.

“We are pleased to have such a distinguished expert in defense, homeland security and counter terrorism as General Gordon joining our Board of Directors,” said Anthony Fabiano, AS&E’s President and CEO. “General Gordon has served on our Science and Technology Advisory Committee since January 2006, and has made significant contributions to our technology and market development programs. His extensive knowledge and experience in international security, national defense, homeland security and the supporting national infrastructure — with considerable emphasis on science and technology — will be extremely beneficial in helping AS&E to shape its future business strategies.”

General Gordon served in the White House as the President’s Homeland Security Advisor from June 2003 to June 2004, and as the Deputy National Security Advisor for Counter Terrorism and the National Director for Counter Terrorism from June 2002 to June 2003. General Gordon was the first administrator of the National Nuclear Security Administration and Undersecretary of Energy, responsible for the entirety of the nation’s nuclear weapons program, serving from June 2000 to June 2002. Additionally, he served as Deputy Director of Central Intelligence at the Central Intelligence Agency from 1997 to 2000 and as Associate Director of Central Intelligence for Military Support from 1996-1997.

As an Air Force four-star general, General Gordon’s distinguished thirty-two year Air Force career included assignments in research and development, strategic planning, missile and space operations, inter-governmental operations, and international negotiations. His early roles in the Air Force included research, development, and acquisition responsibilities involved in improving the Minuteman Intercontinental Ballistic Missile.

General Gordon also worked as a physicist for the Air Force Weapons Laboratory at the Kirtland Air Force Base in New Mexico, and as a research associate at the Sandia National Laboratories in Albuquerque, New Mexico. He was commissioned in 1968 following graduation from the University of Missouri with a bachelors of science degree in physics. He earned a masters degree in physics from the U.S. Naval Postgraduate School, and a masters of arts in business administration from New Mexico Highlands University.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), HM Revenue & Customs (U.K.), Hong Kong Customs, and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.